 Exhibit 10.11

LIFEMD, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made between LifeMD, Inc. (the “Company”), and [_____________] (the “Employee”).

WHEREAS, the Company desires to grant the Employee, restricted stock units (“Restricted Stock Units”) representing the right to receive shares of the Company’s Common Stock, $0.01 par value (“Shares”), subject to certain restrictions as set forth in this Agreement (this “RSU Award”), pursuant to the LifeMD, Inc. Fourth Amended and Restated 2020 Equity Incentive Plan, as may be amended from time to time (the “Plan”) (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the Board of Directors (the “Board”) has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Restricted Stock Units (the “RSUs”) herein to the Employee; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants to Employee, effective as of the Grant Date, an RSU representing the right to receive a specified number of Shares, as set forth below and subject to the terms and conditions set forth in this Agreement and the Plan.

Target Number of Shares Subject to Award:	«Target»
Maximum Number of Shares Subject to Award:	«Max»
Grant Date:	«Date»
Performance Period:	Calendar Year «Date» – Calendar Year «Date»
Performance Goals:	Set forth in Exhibit 1 to the Agreement

2. Vesting.

(a) The RSUs shall be unvested on the Grant Date. Except as provided in Section 2(b) and (d) below, the RSUs shall become earned based on the achievement of the Performance Goals for each of the three fiscal years in the Performance Period specified in Exhibit 1 and shall vest upon the Employee continuing to perform services for the Company through the last day of the Performance Period and issued on «Date». Notwithstanding anything to the contrary in this Agreement, the Compensation Committee may, in its sole discretion, modify the Performance Goals and/or Payment Levels specified in Exhibit 1 for a given fiscal year, provided that such modification must occur prior to the commencement of such fiscal year, and the Company shall deliver to the Employee an updated Exhibit 1 reflecting the modified Performance Goals and/or Payment Levels.

(b)       Notwithstanding the foregoing, in connection with a Qualifying Termination, (i) any remaining service condition specified in Section 2(a) shall be waived related to any completed fiscal years during the Performance Period prior to the fiscal year in which the Qualifying Termination occurs, (ii) with respect to any completed fiscal years during the Performance Period prior to the fiscal year in which the Qualifying Termination occurs, to the extent that the Performance Goals related to the RSUs were achieved, such RSUs shall immediately vest, and (iii) the fiscal year in which the Qualify Termination occurs and any future fiscal years are not included in the accelerated vesting. For purposes of this Agreement, “Qualifying Termination” shall mean the termination of the Employee’s employment with the Company without Cause (if termination is by the Company) or for Good Reason (if termination is by the Employee). “Cause” shall have the meaning as set forth in the Employee’s employment agreement, or in the case there is no employment agreement or it does not contain a definition of “Cause,” it shall have the meaning ascribed to such term in the Plan. “Good Reason” shall have the meaning as set forth in the Employee’s employment agreement, or in the case that there is no employment agreement or it does not contain a definition of “Good Reason,” it shall mean (i) a material diminution in the Employee’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) material diminution in the Employee’s duties (i.e., a material reduction the Employee’s authority, duties, or responsibilities, including but not limited to a change in reporting structure where the Employee is required to report to an employee of lower rank than before) or (iii) a change of more than 50 miles in the geographic location at which the Employee provides services to the Company, so long as the Employee provides at least 90 days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within 30 days thereafter.

In addition, in connection with the consummation of a Sale Event, and notwithstanding Section 3(c)(ii) of the Plan, (i) any remaining service condition specified in Section 2(a) shall be waived, (ii) with respect to the fiscal year in which the Sale Event occurs and any completed fiscal years during the Performance Period prior to the fiscal year in which the Sale Event occurs, to the extent that the Performance Goals related to the Target Number of RSUs have not been achieved, such Performance Goals related to the Target Number of RSUs shall be deemed to have been achieved, and (iii) with respect to future fiscal years during the Performance Period, if any, the Performance Goals related to the Target Number of RSUs shall be deemed to have been achieved. For the avoidance of doubt, any RSUs not vested in connection with the Sale Event shall be immediately forfeited upon the consummation of the Sale Event.

(c)       Notwithstanding anything to the contrary in this Agreement, in lieu of fractional vesting, the number of vested RSUs shall be rounded up until fractional RSUs are eliminated.

(d)       However, notwithstanding any other provisions of this Agreement, at the option of the Board in its sole and absolute discretion, all unvested RSUs and all Shares issued in connection with satisfaction of any of the vesting conditions described in this Section 2 shall be immediately forfeited if any of the following events occur:

(i)       The Employee purchases or sells securities of the Company without written authorization in accordance with the Company’s insider trading policy then in effect, if any;

(ii)       The Employee (A) discloses, publishes or authorizes anyone else to use, disclose or publish, without the prior written consent of the Company, any proprietary or confidential information of the Company, including, without limitation, any information relating to existing or potential customers, business methods, financial information, trade or industry practices, sales and marketing strategies, employee information, vendor lists, business strategies, intellectual property, trade secrets or any other proprietary or confidential information or (B) directly or indirectly uses any such proprietary or confidential information for the individual benefit of the Employee or the benefit of a third party;

(iii)       During the term of employment and for a period of one (1) year thereafter, the Employee disrupts or damages, impairs or interferes with the business of the Company or its Affiliates by recruiting, soliciting or otherwise inducing any of their respective employees to enter into employment or other relationship with any other business entity, or terminate or materially diminish their relationship with the Company or its Affiliates, as applicable;

(iv)       During the term of employment and for a period of one (1) year thereafter, the Employee solicits or directs business of any person or entity who is (A) a customer of the Company or its Affiliates at any time or (B) solicited to be a “prospective customer” of the Company or its Affiliates, in any case either for such Employee or for any other person or entity. For purposes of this clause (iv), “prospective customer” means a person or entity who contacted, or is contacted by, the Company or its Affiliates regarding the provision of services to or on behalf of such person or entity; provided that the Employee has actual knowledge of such prospective customer;

(v)        The Employee fails to reasonably cooperate to effect a smooth transition of the Employee’s duties and to ensure that the Company is apprised of the status of all matters the Employee is handling or is unavailable for consultation after termination of employment of the Employee if such availability is a condition of any agreement to which the Company and the Employee are parties;

(vi)       The Employee fails to assign all of such Employee’s rights, title and interest in and to any and all ideas, inventions, formulas, source codes, techniques, processes, concepts, systems, programs, software, computer data bases, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by the Employee used or intended for use by or on behalf of the Company or the Company’s clients;

(vii)        The Employee acts in a materially disloyal manner to the Company, such as making public comments, whether oral or in writing, that tend to disparage or injure (A) the reputation or business of the Company or its Affiliates, or is likely to result in discredit to, or loss of business, reputation or goodwill of, the Company or its Affiliates or (B) its directors, officers or stockholders; or

(viii)        A finding by the Board that the Employee has acted against the material interests of the Company or in a manner that has or may have a material detrimental effect on the Company.

(d)       For purposes of this Agreement, “Affiliate” means with respect to a person or entity, any other person or entity controlled by, in control of or under common control with such person or entity, and “controlled,” “controlled by,” and “under common control with” shall mean direct or indirect possession of the power to direct or cause the direction of management policies (whether through ownership of voting securities, by contract or otherwise, of a person or entity).

3.       Rights of Employee with Respect to the Restricted Stock Units.

(a)       No Shareholder Rights. Neither the Employee, the Employee’s estate, nor any Transferee have any rights as a shareholder with respect to any Shares underlying the RSUs unless and until such Shares have been issued. The rights of the Employee with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 2 hereof. “Transferee” shall mean an individual to whom such Employee’s RSU or the underlying Shares are transferred by will or by the laws of descent and distribution.

(b)       Dividend Equivalents. As long as the Employee holds RSUs granted pursuant to this Agreement on the applicable record date, the Company shall credit to the Employee, on each date that the Company pays a cash dividend to holders of Shares generally, an additional number of RSUs (“Additional RSUs”) equal to the total number of whole RSUs and Additional RSUs previously credited to the Employee under this Agreement multiplied by the dollar amount of the cash dividend paid per Share by the Company on such date, divided by the Fair Market Value of a Share on such date. Any fractional RSUs resulting from such calculation shall be included in the Additional RSUs. The Additional RSUs so credited shall be subject to the same terms and conditions as the RSUs granted pursuant to this Agreement and the Additional RSUs shall be forfeited in the event that the RSUs with respect to which the dividend equivalents were credited are forfeited.

(c)       Issuance of Shares; Conversion of RSUs. No Shares shall be issued to the Employee prior to the date on which the RSUs vest, and the restrictions with respect to the RSUs lapse, in accordance with Section 2 and Section 12 hereof. Neither this Section 3(c) nor any action taken pursuant to or in accordance with this Section 3(c) shall be construed to create a trust of any kind. After any RSUs vest pursuant to Section 2 hereof, the Company shall promptly cause to be issued, in either certificated form or through book-entry registration, Shares registered in the Employee’s name or in the name of the Employee’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole RSUs and any Additional RSUs. In no event shall issuance of Shares occur more than sixty (60) days after the applicable vesting date. The value of any fractional RSUs shall be cancelled at the time certificated or uncertificated shares are delivered to the Employee in payment of the RSUs and any Additional RSUs.

4.       Termination of Relationship. Except as provided in Section 2(b) above, upon the termination of employment, all unvested RSUs shall be automatically and irrefutably forfeited. As used in this Agreement, “employment”, “employ” and like terms shall be construed to include any employment or consulting relationship with the Company or its Affiliates. For purposes of this Agreement, a change from such an employment relationship to such a consulting relationship or a relationship as a member of the Board or vice versa shall not be treated as a termination of employment.

5.       Redemption. If any of the events specified in Section 2(d) of this Agreement occur within one (1) year from the last date of the Employee’s employment (the “Termination Date”), all Shares received in connection with RSUs that vested during the one (1) year period ending on the Termination Date shall be forfeited and forthwith surrendered by the Employee to the Company within ten (10) days after the Employee receives written demand from the Board of the Company for such Shares.

6.       Transferability. The Employee shall not transfer, sell, assign, pledge, hypothecate or otherwise dispose of the RSUs other than by will or by the laws of descent and distribution.

7.       Employment by the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Employee contemporaneously with the execution of this Agreement (i) shall be deemed to obligate the Company or any of its Affiliates to employ the Employee in any capacity whatsoever, or (ii) shall prohibit or restrict the Company or any of its Affiliates from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company.

8.       Sale of Shares Acquired. If the Employee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”)), any Shares acquired pursuant to RSUs Awards granted hereunder cannot be sold by the Employee, subject to registration or an exemption from registration such as to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), until at least six (6) months elapse from the delivery of such Shares, except in the case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

9.       Withholding. The Employee acknowledges that the Employee is responsible for all liability for applicable tax related to the vesting of this RSU Award and the settlement of Shares in connection with such vesting. Unless Employee uses a designated broker to sell Shares with an aggregate fair market value sufficient to cover the amount required to be withheld by the Company, or the Employee delivers in cash or certified check the amount required to be withheld by the Company, the Company will issue the number of Shares owed to the Employee under this RSU Award less a number of Shares equal to, in the aggregate, the amount of applicable tax related to the delivery of such Shares.

10.       Adjustments. The RSUs granted under this Agreement shall be subject to the terms of the Plan, including but not limited to Section 3(b) (Changes in Stock) and 3(c) (Sale Events) of the Plan.

11.       Limitation on Obligations. The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Employee of Shares on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This RSU Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Employee for damages relating to any delays in issuing the share certificates to them (or their designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

12.       Securities Laws. Upon the vesting of any RSUs, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Compensation Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the RSUs and the settlement, if any, of vested RSUs in Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required. No Shares shall be issued pursuant to this Agreement prior to such time as counsel to the Company shall have determined that the issuance of such shares will not violate any securities or other laws, rules or regulations. The Company shall not be required to deliver any Shares until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

13.       Mediation; Arbitration.

(a)       The Company and the Employee agree that if a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the Company and the Employee will first try in good faith to settle the dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure.

(b)       If the Company and the Employee have not been successful in resolving the dispute through mediation as set forth in Section 13(a) then either party shall submit the controversy, claim or dispute to binding arbitration in New York County, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of AAA then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

14.       Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance, shall be governed or interpreted according to the laws of the State of Delaware without regard to choice of law considerations.

15.       RSU Award Subject to Plan. This RSU Award shall be subject to the terms and provisions of the Plan.

16.       Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

17.       Copy of Plan. By execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

18.       Employee Representations. Employee represents and acknowledges to the Company that:

(a)       To the extent that RSUs vest pursuant to Section 2 hereof, Employee is acquiring Shares for their own account, not as a nominee or agent, for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

(b)       Employee understands that: (i) if the Shares underlying the RSUs have not been registered under the Securities Act of 1933 as amended (the “Securities Act”), or any state securities laws, then they may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) sold in reliance on an exemption therefrom; and (ii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, Employee represents that they are familiar with SEC Rule 144, and understands the resale limitations imposed thereby and by the Securities Act.

19.       Adjustments. All RSUs issued hereunder shall be subject to adjustment in accordance with Section 3(b) of the Plan (e.g., in the case of a stock split or stock dividend). Any additional RSUs so credited shall be subject to the same terms and conditions as the original adjusted RSUs, and the additional RSUs shall be forfeited in the event that the original adjusted RSUs are forfeited. The additional RSUs (and Shares underlying such RSUs) shall be subject to this Agreement, including without limitation Section 4, to the same extent as the original adjusted RSUs.

20.       Section 409A. Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to Section 409A of the Code (“Section 409A”), and (ii) is payable to a “specified employee” (as that term is defined in Section 409A), and (iii) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(a)       For this purpose, specified employees shall be identified by the Company on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Company that are subject to Section 409A.

(b)       For this purpose, “termination of employment” shall be defined as “separation from service” as that term is defined under Section 409A.

(c)       To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A. Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to the Employee or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Employee or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

(d)       The rules of Section 409A of the Code shall apply to this Agreement, and this Agreement shall be construed and administered accordingly. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to the Employee or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Employee or other person on account of any amounts under this Agreement or on account of any failure to comply with any section of the Code.

21.       Clawback or Recoupment. All RSU Awards under this Agreement shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time (including but not limited to the LifeMD, Inc. Incentive Compensation Recovery Policy (effective October 12, 2023)), or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable stock exchange listing rule adopted pursuant thereto.

22.       Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

23.       Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed to be applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be so construed or amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first above written.

COMPANY:
LIFEMD, INC.

By:
Name:	Justin Schreiber
Its:	Chairman & CEO

EMPLOYEE:

Exhibit 1

Performance Goals for Three Year Performance Period
(January 1, «Date» – December 31, «Date»)

			Threshold	Target	Maximum
1/6 Target Shares	«Date» Revenue	«Amount»	«Amount»	«Amount»	«Amount»
1/6 Target Shares	«Date» Revenue	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)
1/6 Target Shares	«Date» Revenue	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)
Payment Levels		0%	50%	100%	200%

·	Amounts payable for performance will be treated linearly from threshold to target and from target to maximum.

			Threshold	Target	Maximum
1/6 Target Shares	«Date» EBITDA	«Amount»	«Amount»	«Amount»	«Amount»
1/6 Target Shares	«Date» EBITDA	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)
1/6 Target Shares	«Date» EBITDA	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)	Board TBD (Dec «Date»)
Payment Levels		0%	50%	100%	200%

·	Amounts payable for performance will be treated linearly from threshold to target and from target to maximum.

For the avoidance of doubt, the Compensation Committee may modify the Performance Goals and Payment Levels provided in the above tables for future fiscal years, as authorized by Section 2(a) of this Agreement.

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